EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Aspen Insurance Holdings Limited	Tel: 441-297-9382
Noah Fields, Head of Investor Relations Julian Cusack, Chief Financial Officer

U.K. Contacts:

The Maitland Consultancy	Tel: 44 20 7379 5151
Brian Hudspith

ASPEN INSURANCE HOLDINGS LIMITED REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

•	Net income of $70.1 million for first quarter 2005

•	First quarter combined ratio of 81%

HAMILTON, BERMUDA, April 28, 2005 -- Aspen Insurance Holdings Limited (NYSE: AHL;BSX:AHL BH) today reported a net income of $70.1 million, or $0.98 per diluted share, for the three months ended March 31, 2005.

Gross written premiums were $804.1 million for the first quarter 2005.

Net investment income was $25.5 million for the first quarter 2005.

Chris O'Kane, chief executive officer, said, "I am pleased with our continued progress in executing our diversified specialty insurance and reinsurance strategy. The strength of our first quarter results is encouraging and I believe we have established a solid foundation from which to build throughout the remainder of the year. In general, we have seen pricing discipline maintained in our industry and we remain highly focused on ensuring the business we write is appropriately rated."

Shareholders' equity increased from $1,481.5 million at December 31, 2004 to $1,529.1 million at March 31, 2005.

Earnings conference call

Aspen will hold a conference call tomorrow, April 29, 2005 at 8:30 a.m. (ET) to discuss first quarter 2005 financial results. Investors may participate in the live conference call by dialing 800-473-6123 (toll-free domestic U.S.) or 973-582-2706 (international). Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for 10 days via telephone starting approximately two hours following the live call on April 29, 2005, and can be accessed at 877-519-4471 (toll-free domestic U.S.) or 973-341-3080 (international); passcode: 5903987. The live call and a replay can also be heard via Aspen's website at www.aspen.bm.

In addition, a financial supplement relating to the Company's financial results for the first quarter 2005 is available in the Investor Relations section of the Company's website at www.aspen.bm. The financial supplement includes further information about the Company's new business segments.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and marine and aviation insurance worldwide through Aspen Insurance UK Limited. Aspen's operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company's website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen's earnings conference call may contain, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and acts of war and related legislations; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes, including losses developing from the 2004 windstorms in the southeastern U.S. and Japan; the effectiveness of the Company's loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries' ratings with Standard & Poor's, A.M. Best or Moody's; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company's insurance or reinsurance products and cyclical downturn of the industry; and changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business, the total industry losses resulting from the 2004 windstorms, the actual number of the Company's insureds incurring losses from these storms, the limited actual loss reports received from the Company's insureds to date, the Company's reliance on industry loss estimates and those generated by modeling techniques, the impact of these storms on the Company's reinsurers, the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers and the overall level of competition, and the related demand and supply dynamics, in the wind exposed property reinsurance lines as contracts come up for renewal. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission on March 14, 2005. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Summary of Results – Consolidated Income Statements

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
(in US$ millions)
UNDERWRITING REVENUES
Gross premiums written	804.1	640.2
Premiums ceded	(171.7)	(130.8)
Net premiums written	632.4	509.4
Change in unearned premiums	(253.7)	(203.6)
Net premiums earned	378.7	305.8
UNDERWRITING EXPENSES
Losses and loss expenses	(207.4)	(124.1)
Acquisition expenses	(70.2)	(59.0)
General and administrative expenses	(29.4)	(18.1)
Total Underwriting Expenses	(307.0)	(201.2)
Underwriting Income	71.7	104.6
OTHER OPERATING REVENUE
Net investment income	25.5	12.0
Interest expense	(4.0)	(0.4)
Total other operating revenue	21.5	11.6
Other expense	(1.1)	0.0
OPERATING INCOME BEFORE TAX	92.1	116.2
OTHER
Net realized exchange (losses)	(1.3)	(0.8)
Net realized investment (losses)	(0.9)	(0.3)
INCOME BEFORE INCOME TAX	89.9	115.1
Income taxes	(19.8)	(30.1)
NET INCOME AFTER TAX	70.1	85.0
Dividends Paid	(10.4)	(2.1)
Retained Income	59.7	82.9
Components of Net Income (after tax)
Operating income	72.1	85.7
Net realized investment (losses)	(0.7)	(0.2)
Net realized exchange (losses)	(1.3)	(0.5)
NET INCOME AFTER TAX	70.1	85.0

Per share data

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
(In US$ except for number of shares)
Basic earnings per share
Net income	1.01	1.23
Operating income	1.04	1.24
Diluted earnings per share
Net income	0.98	1.18
Operating income	1.01	1.19
Weighted average ordinary shares outstanding	69,330,495	69,178,203
Weighted average ordinary shares outstanding and dilutive potential ordinary shares	71,709,008	72,020,678
Book value per share	21.96	20.04
Diluted book value (treasury stock method)	21.23	19.24
Ordinary shares outstanding at end of the period	69,329,931	69,174,303
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period	71,708,444	72,046,579

Consolidated Balance Sheet

(in US$ millions)	As at March 31, 2005	As at December 31, 2004
ASSETS
Investments
Fixed Maturities	2,369.0	2,207.2
Short term investments	450.4	528.7
Total Investments	2,819.4	2,735.9
Cash and cash equivalents	358.3	284.9
Reinsurance Recoverables
Unpaid losses	227.8	197.7
Ceded unearned premiums	157.3	40.4
Receivables
Underwriting premiums	763.8	494.2
Other	80.9	39.2
Deferred policy acquisition costs	170.4	115.6
Derivative at fair value	22.4	23.6
Office properties and equipment	5.5	5.0
Intangible assets	6.6	6.6
Total Assets	4,612.4	3,943.1
LIABILITIES
Insurance Reserves
Losses and loss adjustment expenses	1,391.5	1,277.9
Unearned premiums	1,079.4	714.0
Total insurance reserves	2,470.9	1,991.9
Payables
Reinsurance premiums	149.3	54.2
Taxation	53.6	57.7
Accrued expenses and other payables	138.4	84.3
Liabilities under derivative contracts	21.8	24.2
Total Payables	363.1	220.4
Long term debt	249.3	249.3
Total Liabilities	3,083.3	2,461.6
SHAREHOLDERS' EQUITY
Ordinary shares	1,098.4	1,096.1
Retained earnings	427.2	367.5
Accumulated other comprehensive income, net of taxes	3.5	17.9
Total shareholders' equity	1,529.1	1,481.5
Total Liabilities and Shareholders' Equity	4,612.4	3,943.1

Summarized Cash Flow

(in US$ millions)	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Net cash from operating activities	210.6	208.6
Net cash from investing activities	(126.0)	(254.0)
Net cash from financing activities	(10.1)	(2.1)
Effect of exchange rate movements on cash and cash equivalents	(1.1)	2.5
Increase in cash and cash equivalents:	73.4
Cash at beginning of the period	284.9	230.8
Cash at end of the period	358.3	185.8

Non-GAAP Financial Measures

In presenting the Company's results, management has included and discussed certain "non-GAAP financial measures", as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from Aspen's website at www.aspen.bm.

(1)    Annualized Operating Return on Average Equity (ROAE) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using 1) operating income, as defined below and 2) excludes from average equity, the average after tax unrealized appreciation or depreciation on investments and the average after tax unrealized foreign exchange gains or losses. Unrealized appreciation (depreciation) on foreign exchange on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) is the result of exchange rate movements between the US dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance, nor is it likely to be realized. Therefore the Company believes that excluding this unrealized appreciation (depreciation) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.

The Company presents ROAE as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 19 of the Company's financial supplement for a reconciliation of operating income to net income and page 14 for a reconciliation of average equity.

(2)    Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by the Company in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.

The Company excludes after tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company's results of operations in a manner similar to how management analyzes the Company's underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 19 of the Company's financial supplement for a reconciliation of operating income to net income. The Company's financial supplement can be obtained from Aspen's website at www.aspen.bm.

(3)    Diluted book value per share is a non-GAAP financial measure. The Company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the Company believes it is a better measure of calculating shareholder returns than book value per share. Please see page 19 of the company's financial supplement for a reconciliation of diluted book value per share to basic book value per share. The company's financial supplement can be obtained from Aspen's website at www.aspen.bm.

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